As of December 1, 2011

DEFERRED COMPENSATION PAYMENT AGREEMENT AMENDMENT

Reference is made to the Deferred Compensation Payment Agreement dated March 15, 2010 between POW! Entertainment, Inc. (the "Company") and Stan Lee ("Lee"). The Agreement was made as a requirement pursuant to the Celadon Financial Group ("Celadon") Placement Agent Agreement dated March 15, 2010. The Private Placement was not executed by Celadon in year 2010. The parties hereby amend the agreement as follows:

1. Payments.

1.1.1. Commencing on year 2012, Deferred Compensation will be paid to Lee in the amount of $100,000 per annum on a monthly installment.

1.1.2. In the event of death or incapacity of Lee, Deferred Compensation owed to Lee will be paid to his wife Joan Lee in the amount of $100,000 per annum until the entire Deferred Compensation owed to Lee has been paid.

1.1.3. All appropriate income taxes will be withheld by the Company on behalf of Joan Lee as if she was employed by the Company.

1.1.4. The death or incapacity of Lee shall not delay or accelerate any payments due hereunder.

2. Miscellaneous. This Agreement shall be governed by the laws of the state of California. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and shall not be orally amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have caused this Agreement to Executed as of the day and date first set forth above.

POW! Entertainment, Inc.

By: ______________________

Gill Champion, Chief Executive Officer

By: ______________________
Stan Lee

Execution Date: 2 / 8, 2012